Exhibit 99

U.S. Xpress Reports Fourth Quarter and Full Year 2022 Financial Results

Company surpasses $2.0 billion in operating revenue for the Full Year 2022

Chattanooga, Tenn. – February 9, 2023 – U.S. Xpress Enterprises, Inc. (NYSE: USX) today announced financial and operating results for the fourth quarter and full year 2022.

Fourth Quarter 2022 Highlights (compared to Fourth Quarter 2021 unless noted otherwise)

•	Operating revenue of $542.5 million compared to $531.6 million
•	Operating loss of $5.7 million compared to operating loss of $5.1 million
•	Sequentially, Realignment Plan-related cost savings were approximately $8.0 million in the fourth quarter, which on an annualized basis represents $32.0 million in fixed cost savings
•	The Company has successfully completed the realignment of its Truckload Segment designed to improve operating profitability and cash flow as well as pay down debt in 2023
•	The Company generated $43.5 million in cash from operations and had liquidity of $106.1 million exiting 2022

“For the full year, we generated record operating revenue, identified significant fixed costs that we are taking out of the business, and realigned our Truckload segment to improve operating profitability going forward,” said Eric Fuller, President, and CEO. “In the fourth quarter, sequential rate pressure from our spot market exposure and higher fuel costs more than offset the positive contributions from our Dedicated and Brokerage businesses as well as the progress made from our Realignment Plan. In 2023, we will continue to focus on execution, servicing our customers at a high level and reducing our spot market exposure. We believe the benefits from these initiatives combined with our lower fixed cost structure will become apparent as the market turns.”

Fourth Quarter and Full Year 2022 Financial Performance

	Quarter Ended December 31,		Year Ending December 31,
	2022	2021	2022	2021
Operating revenue	$542,451	$531,605	$2,161,170	$1,948,526
Revenue, excluding fuel surcharge	475,209	487,280	1,896,149	1,794,278
Operating income (loss)	(5,668)	(5,110)	(22,150)	18,429
Net income (loss) attributable to controlling interest	(11,211)	(5,286)	(40,457)	10,870
Earnings (losses) per diluted share	(0.22)	(0.10)	(0.79)	0.21
Adjusted net income (loss) attributable to controlling interest[1]	(9,161)	(1,995)	(32,150)	8,158
Adjusted earnings (losses) per diluted share[1]	$(0.18)	$(0.04)	$(0.63)	$0.16
Operating Ratio
Truckload operating ratio	102.6%	102.0%	102.0%	99.0%
Brokerage operating ratio	92.1%	97.2%	95.5%	99.2%
Operating ratio	101.0%	101.0%	101.0%	99.1%
Adjusted operating ratio[1]	101.2%	100.2%	101.2%	98.7%
[1] See "Non-GAAP Financial Measures" section of this earnings release for more detail including GAAP to Non-GAAP reconciliations.

Operating revenue was $542.5 million, an increase of 2.0%, compared to the fourth quarter of 2021. Revenue, excluding fuel surcharge, was $475.2 million, a decrease of 2.5% compared to the fourth quarter of 2021.

Operating loss was $5.7 million for the fourth quarter of 2022 compared to $5.1 million in the fourth quarter of 2021.

Net loss attributable to controlling interest for the fourth quarter of 2022 was $11.2 million, or $0.22 per diluted share, compared to $5.3 million, or $0.10 per diluted share, in the fourth quarter of 2021.

Adjusted net loss attributable to controlling interest1, which excludes an unrealized loss on a strategic equity investment, for the fourth quarter of 2022 was $9.2 million, which compares to $2.0 million in the fourth quarter of 2021. As a reminder, adjusted net loss attributable to controlling interest1 for the fourth quarter of 2021 excluded a non-cash impairment charge in addition to an unrealized loss on a strategic equity investment.

Truckload Segment

	Quarter Ended December 31,		Year Ending December 31,
	2022	2021	2022	2021
Truckload revenue	$464,077	$419,747	$1,824,855	$1,567,520
Truckload revenue, excluding fuel surcharge	396,835	375,422	1,559,834	1,413,272
Operating income (loss)	(11,890)	(8,230)	(37,311)	15,323
Operating ratio	102.6%	102.0%	102.0%	99.0%
Adjusted operating income (loss)[1]	$(11,890)	$(3,896)	$(37,937)	$19,657
Adjusting operating ratio[1]	103.0%	101.0%	102.4%	98.6%
[1] - See "Non-GAAP Financial Measures" section of this earnings release for more detail including GAAP to Non-GAAP reconciliations.

Truckload revenue, excluding fuel surcharge, was $396.8 million, an increase of 5.7%, compared to the fourth quarter of 2021. The increase was primarily due to a combination of a 13.4% increase in average available tractors and a 2.0% increase in overall average revenue per tractor per week as compared to the fourth quarter of 2021.

Truckload segment operating loss was $11.9 million, an increase of 44.5%, compared to the fourth quarter of 2021. The increased operating loss was due to the Company’s spot market exposure, which combined with weaker overall freight volumes caused the average revenue per mile in the over-the-road (OTR) division to decrease by $0.06 per mile compared to the fourth quarter of 2021. In addition, net fuel expense was $0.09 per mile higher compared to the fourth quarter of 2021. These headwinds more than offset the cost savings in the quarter from the Company’s Realignment Plan as well as the higher revenue per tractor per week in the Company’s Dedicated division and the higher revenue miles per tractor in the Company’s OTR division, which were captured across a larger fleet size compared to the fourth quarter of 2021.

Mr. Fuller commented, “I am proud of the progress that our team made since we announced the Realignment Plan in early September. During the quarter, the rate pressure we experienced from our spot market exposure more than offset the operational progress we made. It’s important to highlight that had spot rates been at parity with contracted rates, we would have generated an additional approximately $26 million in operating income in the quarter. The team is working with an extreme sense of urgency to reduce our spot market exposure and I expect that this work combined with further improvements in our OTR utilization, and our lower fixed cost structure, will lead to incremental earnings as the market turns.”

Brokerage Segment

	Quarter Ended December 31,		Year Ending December 31,
	2022	2021	2022	2021
Brokerage revenue	$78,374	$111,858	$336,315	$381,006
Purchased transportation	61,019	96,927	272,660	332,863
Other operating expenses	11,133	11,811	48,494	45,037
Operating income	$6,222	$3,120	$15,161	$3,106
Operating ratio	92.1%	97.2%	95.5%	99.2%
Load count	28,745	48,551	133,422	179,178

Brokerage revenue was $78.4 million, a decrease of 29.9% compared to the fourth quarter of 2021. The decrease in Brokerage revenue was driven by a 40.8% decrease in load count which more than offset the 18.3% increase in revenue per load compared to the fourth quarter of 2021. The year-over-year decline in load count was primarily due to an increase in allocation of available freight to the Company’s asset-based OTR fleet which increased by 15.1% compared to the fourth quarter of 2021.

Brokerage operating income was $6.2 million, an increase of 99.4% compared to the fourth quarter of 2021. This increase was due to the higher revenue per load and lower purchased transportation expense in the fourth quarter as compared to the fourth quarter of 2021.

Liquidity and Capital Allocation

At the end of the fourth quarter of 2022, the Company had $106.1 million of liquidity (defined as cash balances plus availability under the Company’s revolving credit facility), $481.9 million of net debt (defined as long-term debt, including current maturities less cash balances), and $242.3 million of stockholders’ equity.

For the full year 2022, capital expenditures, net of proceeds, were $153.1 million, and exclude equipment financed under operating leases.

For the full year 2023, the Company expects capital expenditures, net of proceeds to be less than $75.0 million while maintaining the average age of its fleet at less than 2.5 years and to exit 2023 with more liquidity than it had exiting 2022.

As a reminder, most of the Company’s annual capital expenditures relate to tractors and trailers, for which the Company generally uses a combination of loan financing agreements and finance lease arrangements to fund these acquisitions.

Outlook

Mr. Fuller commented, “We made tremendous progress in 2022 realigning our Truckload operations and getting back to the basics in our OTR division. This message has been well received by our customers, and while the freight market is currently challenging, we will continue to focus on execution, servicing our customers at a high level, and reducing our spot market exposure. We expect the benefits from these initiatives combined with the cost savings from our Realignment Plan to positively impact our financial results as the market turns.”

Conference Call Information

The Company will host a conference call and simultaneous webcast to discuss its fourth quarter 2022 financial and operating results on February 9, 2023, at 5:00 p.m. ET. The conference call can be accessed live by dialing 1-888-800-8518 or, for international callers, 1-646-307-1863 and asking to be joined to the US Xpress Fourth Quarter 2022 Earnings Conference Call. The simultaneous webcast can be accessed on the Investor Relations website at investor.usxpress.com.

Supplemental Financial Information

Additional information regarding the Company’s operating results is provided below as well as on the Company’s investor page at investor.usxpress.com.

(1)	Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. In addition, management uses net debt, defined as long-term debt, including current maturities less cash balance. Management uses this metric to monitor the Company’s financial leverage and believes it is useful to investors and securities analysts as it provides insight into our financial strength. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ending December 31,
(in thousands)	2022	2021	2022	2021
GAAP Presentation:
Total revenue	$542,451	$531,605	$2,161,170	$1,948,526
Total operating expenses	(548,119)	(536,715)	(2,183,320)	(1,930,097)
Operating income (loss)	$(5,668)	$(5,110)	$(22,150)	$18,429
Operating ratio	101.0%	101.0%	101.0%	99.1%

Non-GAAP Presentation
Total revenue	$542,451	$531,605	$2,161,170	$1,948,526
Fuel surcharge	(67,242)	(44,325)	(265,021)	(154,248)
Revenue, excluding fuel surcharge	475,209	487,280	1,896,149	1,794,278

Total operating expenses	548,119	536,715	2,183,320	1,930,097
Adjusted for:
Fuel surcharge	(67,242)	(44,325)	(265,021)	(154,248)
Impairment charges[1]	-	(4,334)	(4,218)	(4,334)
Gain on sale of terminal[2]	-	-	4,002	-
Adjusted operating expenses	480,877	488,056	1,918,083	1,771,515
Adjusted operating income (loss)	$(5,668)	$(776)	$(21,934)	$22,763
Adjusted operating ratio	101.2%	100.2%	101.2%	98.7%

[1]During the first and third quarter of 2022, we incurred a non-cash adjustment due to the write off of obsolete technology
[2]During the second quarter of 2022, we recognized a gain of $4,002 on sale of terminal which was leased to a former subsidiary

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ending December 31,
(in thousands)	2022	2021	2022	2021
Truckload GAAP Presentation:
Total Truckload revenue	$464,077	$419,747	$1,824,855	$1,567,520
Total Truckload operating expenses	(475,967)	(427,977)	(1,862,166)	(1,552,197)
Truckload operating income (loss)	$(11,890)	$(8,230)	$(37,311)	$15,323
Truckload operating ratio	102.6%	102.0%	102.0%	99.0%

Truckload Non-GAAP Presentation
Total Truckload revenue	$464,077	$419,747	$1,824,855	$1,567,520
Fuel surcharge	(67,242)	(44,325)	(265,021)	(154,248)
Revenue, excluding fuel surcharge	396,835	375,422	1,559,834	1,413,272

Total Truckload operating expenses	475,967	427,977	1,862,166	1,552,197
Adjusted for:
Fuel surcharge	(67,242)	(44,325)	(265,021)	(154,248)
Impairment charges[1]	-	(4,334)	(3,376)	(4,334)
Gain on sale of terminal[2]	-	-	4,002	-
Truckload Adjusted operating expenses	408,725	379,318	1,597,771	1,393,615
Truckload Adjusted operating income (loss)	$(11,890)	$(3,896)	$(37,937)	$19,657
Truckload Adjusted operating ratio	103.0%	101.0%	102.4%	98.6%

[1]During the first and third quarter of 2022, we incurred a non-cash adjustment due to the write off of obsolete technology
[2]During the second quarter of 2022, we recognized a gain of $4,002 on sale of terminal which was leased to a former subsidiary

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended December 31,		Year Ending December 31,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP: Net income (loss) attributable to controlling interest	$(11,211)	$(5,286)	$(40,457)	$10,870
Adjusted for:
Income tax provision (benefit)	(3,323)	(4,299)	(13,179)	433
Income (loss) before income taxes attributable to controlling interest	$(14,534)	$(9,585)	$(53,636)	$11,303
Unrealized loss (gain) on equity investment[1]	2,107	452	12,096	(7,677)
Gain on sale of terminal[2]	-	-	(4,002)	-
Gain on sale of equity method investment[3]	-	-	(1,258)	-
Impairment charges[4]	-	4,334	4,218	4,334
Adjusted income (loss) before income taxes	(12,427)	(4,799)	(42,582)	7,960
Adjusted income tax (benefit)	(3,266)	(2,804)	(10,432)	(198)
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(9,161)	$(1,995)	$(32,150)	$8,158

GAAP: Earnings (losses) per diluted share	$(0.22)	$(0.10)	$(0.79)	$0.21
Adjusted for:
Income tax expense attributable to controlling interest	(0.06)	(0.09)	(0.26)	0.01
Income (loss) before income taxes attributable to controlling interest	$(0.28)	$(0.19)	$(1.05)	$0.22
Unrealized loss (gain) on equity investment[1]	0.04	0.01	0.24	(0.15)
Gain on sale of terminal[2]	-	-	(0.08)	-
Gain on sale of equity method investment[3]	-	-	(0.02)	-
Impairment charges[4]	-	0.09	0.08	0.08
Adjusted income (loss) before income taxes	(0.24)	(0.09)	(0.83)	0.15
Adjusted income tax (benefit)	(0.06)	(0.05)	(0.20)	(0.01)
Non-GAAP: Adjusted earnings (losses) per diluted share attributable to controlling interest	$(0.18)	$(0.04)	$(0.63)	$0.16

[1]During 2022 and 2021, we recognized an unrealized loss (gain) on a strategic equity investment
[2]During the second quarter of 2022, we recognized a gain of $4,002 on sale of terminal which was leased to a former subsidiary
[3]During the first quarter of 2022, we incurred a gain on sale related to an equity method investment in a former wholly owned subsidiary of $1,258
[4]During the first and third quarter of 2022, we incurred a non-cash adjustment due to the write off of obsolete technology

Forward Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, future utilization, the expected impact of the Company’s realignment plan, the Company’s spot market exposure, cost structure, Truckload operations and OTR division, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance premiums and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance premiums and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices and availability; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; independent contractors we contract could be deemed by regulators or the judicial process to be employees; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; changes in regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers; safety-related evaluations and rankings under the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program; increasing attention on environmental, social and governance matters; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  credit, reputational and relationship risks of certain of our current and former equity investments; the dual class structure of our common stock has the effect of concentrating voting control with certain members of the Fuller and Quinn families, which limits or precludes the ability of other stockholders to influence corporate matters; our ability to maintain effective internal controls without material weaknesses; and the impact of the coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

About U.S. Xpress

Through its subsidiaries, U.S. Xpress Enterprises, Inc. offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience.

Investor Contact
Matt Garvie
Vice President, Investor Relations
(423)-633-7153
mgarvie@usxpress.com

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended December 31,		Year Ending December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Operating Revenue:
Revenue, excluding fuel surcharge	$475,209	$487,280	$1,896,149	$1,794,278
Fuel surcharge	67,242	44,325	265,021	154,248
Total operating revenue	542,451	531,605	2,161,170	1,948,526
Operating Expenses:
Salaries, wages and benefits	187,432	174,538	726,308	619,983
Fuel and fuel taxes	87,335	51,973	328,037	182,875
Vehicle rents	29,254	24,375	104,121	90,085
Depreciation and amortization, net of (gain) loss	25,456	16,880	82,289	81,976
Purchased transportation	118,710	175,969	533,014	634,271
Operating expense and supplies	47,822	42,138	191,654	147,779
Insurance premiums and claims	28,283	24,424	115,735	83,376
Operating taxes and licenses	3,883	4,297	15,663	14,490
Communications and utilities	3,741	4,610	14,856	12,639
General and other operating	16,203	17,511	71,643	62,623
Total operating expenses	548,119	536,715	2,183,320	1,930,097
Operating Income (Loss)	(5,668)	(5,110)	(22,150)	18,429
Other Expenses (Income):
Interest expense, net	6,073	3,716	19,054	14,532
Other, net	2,107	452	10,838	(7,677)
	8,180	4,168	29,892	6,855
Income (Loss) Before Income Taxes	(13,848)	(9,278)	(52,042)	11,574
Income Tax Provision (Benefit)	(3,323)	(4,299)	(13,179)	433
Net Income (Loss)	(10,525)	(4,979)	(38,863)	11,141
Net Income attributable to non-controlling interest	686	307	1,594	271
Net Income (Loss) attributable to controlling interest	$(11,211)	$(5,286)	$(40,457)	$10,870

Income (Loss) Per Share
Basic earnings (losses) per share	$(0.22)	$(0.10)	$(0.79)	$0.22
Basic weighted average shares outstanding	51,602	50,598	51,311	50,370
Diluted earnings (losses) per share	$(0.22)	$(0.10)	$(0.79)	$0.21
Diluted weighted average shares outstanding	51,602	50,598	51,311	52,167

Condensed Consolidated Balance Sheets (unaudited)
	December 31,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,275	$5,695
Customer receivables, net of allowance of $990 and $11, respectively	222,794	231,687
Other receivables	17,676	18,046
Prepaid insurance and licenses	13,847	13,867
Operating supplies	8,410	9,550
Assets held for sale	25,759	11,831
Other current assets	46,642	32,020
Total current assets	337,403	322,696
Property and equipment, at cost	980,607	890,933
Less accumulated depreciation and amortization	(397,806)	(370,112)
Net property and equipment	582,801	520,821
Other assets:
Operating lease right-of-use assets	333,498	292,347
Goodwill	59,221	59,221
Intangible assets, net	23,784	24,129
Other	44,758	50,829
Total other assets	461,261	426,526
Total assets	$1,381,465	$1,270,043
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$111,222	$126,910
Book overdraft	4,213	7,096
Accrued wages and benefits	35,457	45,011
Claims and insurance accruals	73,372	44,309
Other accrued liabilities	8,703	5,962
Current portion of operating leases	105,078	88,375
Current maturities of long-term debt and finance leases	124,033	85,117
Total current liabilities	462,078	402,780
Long-term debt and finance leases, net of current maturities	360,175	290,392
Less debt issuance costs	(310)	(357)
Net long-term debt and finance leases	359,865	290,035
Deferred income taxes	9,718	24,301
Other long-term liabilities	22,878	14,457
Claims and insurance accruals, long-term	50,825	54,819
Noncurrent operating lease liability	230,505	205,362
Commitments and contingencies	-	-
Stockholders' Equity:
Common stock	515	505
Additional paid-in capital	273,781	267,621
Retained earnings (deficit)	(32,017)	8,440
Stockholders' equity	242,279	276,566
Noncontrolling interest	3,317	1,723
Total stockholders' equity	245,596	278,289
Total liabilities and stockholders' equity	$1,381,465	$1,270,043

Condensed Consolidated Cash Flow Statements (unaudited)
	Year Ending December 31,
(in thousands)	2022	2021
Operating activities
Net income (loss)	$(38,863)	$11,141
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax benefit	(14,583)	(861)
Depreciation and amortization	82,756	82,975
Gains on sale of property and equipment	(467)	(999)
Share based compensation	5,287	6,244
Other	332	684
Unrealized loss (gain) on investment	12,096	(7,677)
Changes in operating assets and liabilities
Receivables	6,839	(38,556)
Prepaid insurance and licenses	99	398
Operating supplies	1,234	(465)
Other assets	(149)	(20,578)
Accounts payable and other accrued liabilities	(1,564)	41,345
Accrued wages and benefits	(9,553)	4,916
Net cash provided by operating activities	43,464	78,567
Investing activities
Payments for purchases of property and equipment	(199,134)	(192,366)
Proceeds from sales of property and equipment	46,020	95,369
Net cash used in investing activities	(153,114)	(96,997)
Financing activities
Borrowings under lines of credit	494,196	334,512
Payments under lines of credit	(421,896)	(310,612)
Borrowings under long-term debt	130,336	124,721
Payments of long-term debt and finance leases	(95,054)	(137,661)
Payments of financing costs	-	(100)
Tax withholding related to net share settlement of restricted stock awards	(440)	(1,237)
Proceeds from long-term consideration for sale of subsidiary	648	617
Proceeds from issuance of common stock under ESPP	1,323	1,284
Book overdraft	(2,883)	7,096
Net cash provided by financing activities	106,230	18,620
Net change in cash and cash equivalents	(3,420)	190
Cash and cash equivalents
Beginning of year	5,695	5,505
End of period	$2,275	$5,695

Truckload Statistics (unaudited)

	Quarter Ended December 31,		%	Year Ending December 31,		%
	2022	2021	Change	2022	2021	Change
Over-the-road (OTR)
Average revenue per tractor per week[1]	$3,638	$3,610	0.8%	$3,808	$3,732	2.0%
Average revenue per mile[1]	$2.417	$2.481	(2.6%)	$2.492	$2.333	6.8%
Average revenue miles per tractor per week	1,505	1,455	3.4%	1,528	1,600	(4.5%)
Average tractors	4,160	3,614	15.1%	3,858	3,442	12.1%

Dedicated
Average revenue per tractor per week[1]	$4,792	$4,617	3.8%	$4,823	$4,359	10.6%
Average revenue per mile[1]	$3.022	$2.714	11.3%	$2.926	$2.518	16.2%
Average revenue miles per tractor per week	1,586	1,701	(6.8%)	1,648	1,731	(4.8%)
Average tractors	2,812	2,533	11.0%	2,696	2,564	5.1%

Consolidated
Average revenue per tractor per week[1]	$4,104	$4,025	2.0%	$4,225	$4,000	5.6%
Average revenue per mile[1]	$2.669	$2.586	3.2%	$2.679	$2.416	10.9%
Average revenue miles per tractor per week	1,538	1,556	(1.2%)	1,577	1,656	(4.8%)
Average tractors	6,972	6,147	13.4%	6,553	6,006	9.1%

Average tractors -
Company owned	6,077	5,066	20.0%	5,605	4,731	18.5%
Owner operators	895	1,081	(17.2%)	948	1,275	(25.6%)
Total average tractors	6,972	6,147	13.4%	6,553	6,006	9.1%

Miles driven -
Total company miles	132,990	114,713	15.9%	503,250	450,493	11.7%
Total independent contractor miles	21,922	26,459	(17.1%)	93,635	127,596	(26.6%)
Total miles	154,912	141,172	9.7%	596,885	578,089	3.3%

Independent contractor fuel surcharge	$10,799	$8,420	28.3%	$44,972	$32,503	38.4%
[1] Excluding fuel surcharge revenues

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